EXHIBIT 99.1

August 14, 2019

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for First Quarter and Development of Properties

MIDLAND, TX – 08/14/2019 – Mexco Energy Corporation (NYSE American: MXC) today reported net loss of $54,186 for the quarter ending June 30, 2019, the Company’s first quarter of fiscal 2020. This compares to a net income of $14,420 for the quarter ending June 30, 2018.

Operating revenues in the first quarter of fiscal 2020 were $699,591, a decrease of 7% from $749,011 for the first quarter of fiscal 2019. This is the result of a 9% decrease in oil prices and a 36% decrease in gas prices and a 2% decrease in gas production, partially offset by a 13% increase in oil production.

The average sales price of oil and natural gas respectively for the quarter ending June 30, 2019 was $55.47 per barrel and $1.44 per Mcf compared to $60.73 per barrel and $2.25 per Mcf for the quarter ending June 30, 2018.

During the first quarter of fiscal 2020, Mexco participated with various percentage interests in the drilling and completion of 13 horizontal wells in the Delaware Basin located in the western portion of the Permian Basin in Eddy and Lea Counties, New Mexico with aggregate costs of approximately $100,000. Subsequently, Mexco expended $191,000 for the completion of an additional seven wells.

Also, during the first quarter of fiscal 2020, Mexco expended $186,000 for the completion of 4 wells in which the Company participated in drilling during fiscal 2019. These wells tested at an average rate of 1,131 barrels of oil; 2,452 barrels of water; and 2,426,000 cubic feet of gas per day, or 1,535 barrels of oil equivalent per day.

During this period the Company invested $75,000 of a $250,000 commitment in a joint venture to purchase royalty interests in the form of minerals located in the state of Ohio with 70 gross dry gas wells in the Utica formation producing, drilling or in process. There is also a potential for oil production of crude oil from the Marcellus above the Utica on a portion of this acreage.

Mexco’s bank indebtedness as of August 14, 2019 was $325,000, resulting in a debt to equity ratio of 4%.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2019. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Nicholas C. Taylor, Chairman and Chief Executive Officer or Tammy L. McComic, President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.